Exhibit 10.1

Software Purchase Agreement

Including transfer of copyright and delivery of source code

THIS AGREEMENT is entered into this 29th day of October 2009 (the “Effective Date”) between MSC, Inc. doing business as Lariat (“Seller”) with its principal place of business at Vancouver, WA 00000 and Lenox Resources LLC, a Delaware private company with its principal place of business at Trolley Square, Suite 20c, Wilmington, DE 19806. (“Lenox” or “Purchaser”).

WHEREAS, Seller is the developer of two software applications (database tracking, monitoring, statistic tools and widget Software “Cinch” and “Connect”) and related products (the purchase object) as defined herein;

WHEREAS, Purchaser is an IP holding company within the MediaNet/ DubLi Group who operates a leading online reverse auction platform and reward points marketplace.

WHEREAS, Purchaser desires to buy from Seller the Software and related works as defined herein and to hire the personnel of seller that has been engaged to develop the Software identified on Exhibit A and Seller agrees to sell the Software and to leave the personnel go on the terms and conditions set forth in this Agreement, which Agreement supersedes in its entirety any oral preliminary agreement, which shall no longer be of any force or effect.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and obligations contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

1.	DEFINITIONS.

The following definitions set forth below apply to this Agreement:

“Agreement” means this ASSIGNMENT OF COPYRIGHT Agreement

“Affiliate” of a party shall mean an entity directly or indirectly controlling, controlled by or under common control with that party where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority; provided that such entity shall be considered an Affiliate only for the time during which such control exists.

“Application” shall mean a computer program or group of computer programs designed for end users.

“Derivative Work” shall mean a work created by Assignee and based on or incorporating the Technology and/or the Documentation, including but not limited to, translations, abridgements, condensations, improvements, updates, enhancements, or any other form in which the Technology and/or the Documentation may be recast, transformed, adapted, or revised, in each case to the extent that the work would constitute an infringement or Assignor’s rights if created without the license granted herein.

“Documentation” means the data sheet, specifications, test procedure and methodology, and instructions for the Technology.

“Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust or foreign business organization.

“Intellectual Property” means all worldwide trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations (renewals and extensions), and applications related to the foregoing (collectively, “Trademarks”); inventions, patents (including the right to file new and additional patent applications based thereon) and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing); audio, visual, graphic, musical, textual elements, copyrights (including any registrations, renewals, extensions and other applications therefore); computer software programs or applications (in both source and object code form) (“Software Programs”); technical documentation relating to the Software Programs; “mask works” (as defined under 17 U.S.C. § 901) and any registrations and applications for “mask works”; technology, trade secrets and proprietary or other confidential information, know-how, proprietary processes, formulae, algorithms, models, technical and engineering data, computer discs and tapes, plans, diagrams and schematics and methodologies; moral rights; rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons, and any other property or rights commonly considered to be intellectual property.

“Object Code” shall mean the machine-readable binary version of a computer program that is used by the computer to run the program.

“Open Source Technology” shall mean any technology from the open source community, including without limitation, any software that requires, as a condition of use, modification and/or distribution of such software, that other software incorporated into, derived from or distributed with such software be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge.

“Technology” shall mean the Source Code and Object Code for the “Cinch” and “Connect” Software developed by the Seller being the purchase object.

“Widget” shall mean a computer software service available to users for running and displaying applets on a graphical user interface, such as that of the desktop.

2.	CONTRACT, SOFTWARE

Seller agrees to sell to Purchaser, and Purchaser agrees to buy from Seller, the Software which is described in the specification attached to this contract as Exhibit A. (in the following also referred to as “Software”) including its Components, Tools and Source Code.

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“Components” shall include all art assets, i.e. any and all art elements of the Software including without limitation any and all graphics, 3D models, 3D files, textures, layout, animation files, maps, sketches, pictures, design documents, graphic files and tools specifically created for manipulating the art assets and raw video and audio files for the movie and cinematic sequences (if any) and all relevant documentation. This also includes without limitation all sound, voice, sound effects, music and tools used to arrange, compose and process all sound files delivered as both raw source files and final assets. Such Components shall be provided in the two following forms: the RAW data form, as it directly comes out of the commercially available tools used by Seller, and software data form in a form that is readable by the software during runtime.

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“Source Code” shall mean, with respect to the Software, the computer programs relating thereto in human readable form, including programmers’ comments, data files and structures, header and include files, macros, object libraries, programming tools not commercially available, technical specifications, flowcharts and logic diagrams, schematics, annotations and documentation reasonably required or necessary to enable an independent third party programmer with a reasonable level of programming skills to create, maintain, modify or enhance the Software without the help of any other person. Data files containing Source Code must be in standard ASCII format and be readable by any commercially available text editor.

•	“Tools” shall mean all of Seller’s proprietary tools used for the development of the Software and their related source and object code.
3.	DELIVERY AND EXECUTION (TRANSFER OF RIGHTS)
3.1	Seller undertakes to deliver the Software and source code free carrier not later than 10 days after the effective date (“delivery date”).
3.2

If the delivery is not accomplished in time, Purchaser shall be entitled to legal remedies of any kind only after Lenox has set to Seller a reasonable deadline. If the delivery date has expired without delivery being made, then Lenox may immediately terminate the agreement or claim damages as provided by law and the subsequent para. 3 of this section.

3.3

Seller is not liable for damages resulting from subsequent delivery if such failure is caused by circumstances beyond the control of Seller and which cannot be overcome by Seller using its commercially reasonable efforts, in particular because of natural disaster or other cases of force majeure, governmental interference or employment conflicts. Lenox’s right to terminate this agreement shall not be affected by the preceding provision.

3.4	Intellectual Property Ownership

The parties acknowledge and agree that, as between Purchaser and Seller, Seller irrevocably assigns to Purchaser herewith, and acknowledges that, to the extent permitted under applicable law, Purchaser owns and retains, the entire and exclusive right, Software and interest in and to the Software including all its components parts and included works and other characteristics associated therewith and any and all objects, sound and works embodied in the Software (and all Derivative Works related to any of the foregoing), and all Intellectual Property or other identifications used with or in conjunction with the Software created, designed or developed by Seller or its contractors from the inception of the development of the Software, and all renewals and extensions thereof exclusive of Seller’s institutional trademarks. Such retained rights include the right to produce, reproduce, perform, promote, advertise, export, import, rent, license, sublicense, modify, translate, localize, manufacture, package, market, merchandise, OEM/bundle (i.e., distribute as part of a package with any other thing of value), distribute (through any channels), port, display, sell, lease, make available to the public, modify, adopt and otherwise exploit the Software, under its label or brand or that of any of its affiliates, on any system via any method of distribution, electronic or otherwise, including, but not limited to (i) distribution whereby end users obtain a copy of the Software by downloading the same from the Internet, thereby supplanting the purchase of a packaged or tangible unit, (ii) via broadband service providers whereby End Users are permitted to access the Software without first having purchased a retail unit of the Software, or (iii) distribution via mobile devices, including, but not limited to, portable hardware units that enable users to communicate with other devices and each other via any means of telecommunication (i.e. mobile phones, cellular phones, personal digital assistants, hand held organizers, palm computers and regular, non-cellular cordless phones). Seller shall not exercise any of Purchaser’s reserved rights. Seller shall execute the transfer of rights execution attached to this Agreement as Exhibit B.

3.5	Revenue

As per the Effective Date, Purchaser will receive any compensation, e.g. subscription revenues from licensing the software to third parties

3.6	Open Source Code

Seller hereby represents, warrants and covenants that it will (a) not incorporate Open Source Software into or combine Identified Open Source Software with the Software; and (b) not use Identified Open Source Software in the development of the Software.

4.	PURCHASE PRICE, PAYMENT
4.1	The purchase price amounts to Four Hundred Thousand United States Dollars (US$400,000).
4.2

Payment shall be due upon signing of this agreement and written notice that Seller has delivered the Software to the carrier. Payment free of charge has to be made to the following bank account of Seller [PLEASE INSERT YOUR BANK DETAILS HERE] If payment is not made when due, Seller shall be entitled to interest on the purchase price at a rate of 5% p. a. above the basic interest rate of the European Central Bank (ECB), or to a compensation of the damages caused by the delayed payment, if higher.

5.	EXCHANGE OF SHARES
5.1

Upon signing of the agreement, the Seller will receive 222,222,222 membership interests in DubLi.com LLC. Purchaser will cause to be included the Seller into DubLi.com LLC’s shareholders book with the above mentioned number of membership interests, which will be transferred to 2% of shares of MediaNet Group Technologies (OTCBB: MEDG) during the current reverse merger of MediaNet Group and DubLi Group.

5.2

Upon signing of the agreement, the Seller undertakes to transfer 15 % of the shares of the Seller to the Purchaser or any third party appointed by the Purchaser (“Beneficiary”). Seller has to transfer the shares after acceptance by additional shareholders, latest within 90 days after signing of this agreement. Seller will then transfer an appropriate number of outstanding shares to the Beneficiary and cause to be entered the name of Beneficiary in the register of Shareholders of the Seller and cause to be issued to Beneficiary the appropriate Share Certificate or notification acceptable to the Purchaser evidencing Beneficiary’s ownership of the Sellers shares free from any liens charges or encumbrances.

6.	WARRANTIES, INDEMNITIES AND LIMITATIONS
6.1	Seller’s Warranties

Seller represents and warrants that: (i) it is duly organized, validly existing and in good standing under the laws of its state of its incorporation and has the power and authority to enter into this Agreement and to fully perform its obligations hereunder; (ii) this Agreement has been duly executed by its authorized representative and constitutes its valid, binding obligation; (iii) Seller is, and will remain, a licensed distributor for the Software sold; (iv) the development has been performed in a prompt, professional and courteous manner, in compliance with all applicable laws, regulations, and industry standards and practices and with diligence and care; (v) it is under no contractual or other legal obligation and is not involved in or aware of any legal proceeding which could affect in any way the full, prompt, and complete of Seller’s obligations and Purchaser’s full exercise of its rights pursuant to this Agreement; (vi) the Software shall not contain any hidden code feature(s) not expressly disclosed to Purchaser in Exhibit A and/or any hidden or undisclosed features that contain infringing, offensive or inappropriate content (vii) the Software shall not contain any viruses, unauthorized key-locks or other programming devices, material that is injurious to Purchaser, unlawful or undocumented; (viii) Purchaser’s use and distribution of the Software, Seller’s trademarks, Seller’s Proprietary Technology, or any Licensed Content secured, licensed, or provided by Seller will not constitute an infringement or violation of the Intellectual Property Rights of any third party or any law; (ix) Seller’s work, and that of its employees, licensors and contractors will be original and will not infringe or violate the Intellectual Property Rights of any third party; (x) all Software work has been performed only by employees of Seller and contractors retained by Seller if such contractors have executed a work for hire agreement and assignment to Seller of all such contractor’s right, Software, and interest in and to such contractor’s Intellectual Property Rights in the Software or any aspect thereof; (xi) it will use commercially reasonable efforts to correct all defects and Program Errors found within the Warranty Period, (xii) it is the sole owner of all rights in and holds the complete and undivided copyright interest to the Software and the Technology.

6.2	Seller’s Indemnity

Seller will indemnify, defend and hold harmless Purchaser and its Affiliates, and their officers, directors, employees, agents, suppliers, customers, contractors, vendors and sublicensees (each an “Purchaser Indemnitee”) from and against any loss, damage, liability, and expense (including reasonable attorneys’ fees) suffered or incurred by any of them arising out of any third party demand, claim, or legal proceedings containing allegations that, if true, would constitute a breach by Seller of its representations and warranties or arising out of any act or omission of Seller. Any counsel selected by Seller shall be subject to the reasonable approval of Purchaser. Purchaser will have the right to participate in the defense of the claim with separate counsel of its own choice at its own expense; provided that Seller will be liable for the fees and expenses of counsel employed by Purchaser (i) for any period during which Seller has failed to assume the proper defense of the claim, or (ii) if Purchaser reasonably believes a conflict of interest exists in respect of such claim.

6.3	Purchaser’s Warranties

Purchaser represents and warrants that: (i) it has the power and authority to enter into this Agreement and to fully perform its obligations hereunder; (ii) this Agreement has been executed by its duly authorized representative; and (iii) it is under no contractual or other legal obligation which would interfere in any way with the full, prompt, and complete performance of its obligations pursuant to this Agreement. Purchaser shall have no liability for any actual or speculative loss of profits alleged by Seller in connection with any acts or omissions of Purchaser.

6.4	Purchaser’s Indemnity

Purchaser will indemnify, defend and hold harmless Seller from and against any loss, damage, liability, and expense (including reasonable attorneys’ fees) suffered or incurred by Seller arising out of any third party demand, claim, or legal proceedings containing allegations that, if true, would constitute a breach by Purchaser of its representations and warranties.

6.5	Third Party Infringement

Seller agrees to give Purchaser prompt written notice of any activities or threatened activities of any third party of which it becomes aware which may infringe any Intellectual Property Right related to the Software. Seller will cooperate and assist Purchaser, at Purchaser’s expense, in taking any action as is necessary or appropriate to prevent, mitigate or remedy such activities. Purchaser shall have the sole right and authority to bring claims of infringement of the Software.

6.6	Third Party Claims

Seller will promptly notify Purchaser in writing of any legal proceeding instituted, or written claim or demand asserted, by any third party against Seller with respect to the infringement of any Intellectual Property Right which is alleged to result from the sale or use of the Software.

7.	Delivery

Upon the execution of this Agreement and receipt of the purchase prize payment referenced in Section 4, Seller will deliver, the Software as described in Exhibit A in DVD-ROM format or provide other acceptable transference via FTP.

8.	CONFIDENTIALITY
8.1	Protection of Confidential Information

Each party acknowledges that it will have access to proprietary or confidential information (“Confidential Information”) of the other party, including, but not limited to, the terms of this Agreement. During the Term and thereafter, each party will protect the Confidential Information of the other party in the same manner in which it protects its own Confidential Information (but in any event will use no less than reasonable care), except as may be specifically permitted hereunder. Confidential Information disclosed by either party and to protection under this Agreement shall include, without limitation, Source Code, Purchaser’s concepts, design documents, either party’s financial information, either party’s or a third party’s confidential Software information, security methods incorporated into the Software and the terms of this Agreement, whether or not any such information is marked as confidential, and, in addition, any other information identified as confidential by appropriate markings on any documents exchanged or, if disclosed orally, on a subsequent written notice provided within ten (10) days of disclosure.

8.2	Exceptions to Confidential Treatment

The obligations of confidentiality and non-use specified above will not apply to any information of one party which:

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was known by the other party prior to the date of this Agreement and not obtained or derived, directly or indirectly, from such party or its Affiliates, or if so obtained or derived, was lawfully obtained or derived and is not held subject to any confidentiality or non-use obligations;

•	is or becomes public or available to the general public or the computer software industry otherwise than through any act or default of the other party;
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is obtained or derived prior or subsequent to the date of this Agreement from a third party which is lawfully in possession of such information and does not hold such information subject to any confidentiality or non-use obligations;

•	is independently developed by such party without use of the other party’s Confidential Information; or
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is required to be disclosed by one of the parties pursuant to applicable law or under a government or court order or to comply with the rules of the Securities Exchange Commission or any stock exchange, including NASDAQ, relating, in whole or in part, to the Software; provided, however, that (i) the obligations of confidentiality and non-use will continue to the fullest extent not in conflict with such law or order; and (ii) if and when a party is required to disclose such Confidential Information pursuant to any such law or order, such party will, to the extent legally permissible, give notice to the other party to allow such party to make efforts to obtain a protective order or take such other actions as will prevent or limit, to the fullest extent possible, public access to, or disclosure of, such Confidential Information.

8.3	Employees and Contractors

Seller will obtain the written agreement of each of its employees and independent contractors to perform their services under this Agreement in accordance with these confidentiality provisions.

9.	TRANSITION OF SELLERS STAFF
9.1

Purchaser or its affiliate or an affiliate of Purchaser’s parent Company (MediaNet Group) will hire the Sellers staff dedicated in development of the Software according to Exhibit C (“Dedicated Staff”). Seller will obtain the written agreement of each of its employees and independent contractors to this change of employer.

9.2

Seller will make available to Purchaser the full Dedicated Staff trained in the use of the Technology commencing the Effective Date for the fee upon Exhibit C. Until execution of transition of the Dedicated Staff, the fee will be invoiced by the seller to the Purchaser.

9.3

If Dedicated Staff continues working for the Seller, the seller has to track the time and provide a monthly report of the working hours for the seller. Seller will bear those expenses pro-rata. The portion is supposed to be less than 20%.

9.4

Seller agrees that it will not directly or indirectly, either for itself or any other person or entity, solicit any individual who is engaged as an employee, agent or independent contractor, by Purchaser or Purchaser’s Affiliate as part of the Dedicated Staff to terminate his or her employment or engagement with Purchaser or such Affiliate and/or to become an employee, agent or independent contractor of Seller or such other person or entity.

9.5

Staff evaluations and employment agreements have to be evaluated and continued within 90 days after the effective date. MSC Staff and expenses remain at current levels for next 90 days unless added personnel.

10.	MARKETING AND DEVELOPMENT LICENSE
10.1

The Seller shall have the right to market the Software to own clients as a distributer, with exclusion of any sale that would directly compete with the Dubli Market model. The income from third Party sales by the Seller will be shared between the parties as follows:

(i)	0% Purchaser
(ii)	100% Seller

Third party sales means sales to clients contracted after signature of this agreement. Seller acknowledges that no current third party agreements exist.

10.2

The Seller shall further have the right to develop the Software for the purpose of customization for own clients. All development costs regarding Seller’s clients’ requirements have to be paid by the Seller. All new license agreements with Seller’s (acting as distributer) clients have to state clearly that Purchaser is the owner of the Software.

10.3

All additionally developed features under this license (including but not limited to functionality, source code, plug ins) will be fully owned by the Purchaser and Purchaser has the right to use all additional development free of charge. All additionally developed features by the Purchaser (including but not limited to functionality, source code, plug ins) will be included under the license according to this section and Seller has the right to market the Software including Purchasers additional development free of charge.

11.	NON-COMPETE; NON-SOLICIT; NON-DISPARAGEMENT.

Seller agrees that from the date of this Agreement and until three years following any termination of this Agreement (the “Exclusivity End Date”), Seller shall not directly or indirectly or by or through others (i) develop or commence development of any Competitive Software; (ii) market, advertise, promote, distribute, sell, rent or lease to others any Competitive Software; or (iii) take any action to solicit for employment or other work any of Purchaser’s (or its subsidiaries’ and affiliates’) employees. At no time during the term of this Agreement, or thereafter shall Seller directly or indirectly, disparage the commercial, business or financial reputation of Purchaser (and/or its subsidiaries). The parties acknowledge and agree that the foregoing restrictions are of the essence of this Agreement and are necessary for the protection of the other party’s ongoing business.

“Competitive Software” means any digital electronic application whose focus is to collect database information and content, to evaluate it and monitor results for the purpose of – including but not limited to: (i) Multi Level marketing organizational member monitoring and communication, (ii) sales result monitoring, (iii) information of organization, (iv) marketing (v) customized marketing campaigns in software, firmware, or hardware for any system, handheld, personal computers and or other machines or any software that is to the average consumer confusingly similar to the Software.

12.	GENERAL PROVISIONS

12.1	No Public Announcement

Seller shall not, without Purchaser’s prior written approval, make any press release or other public announcement, or give any interviews, concerning the transactions contemplated by this Agreement, except as and to the extent that Seller shall be so obligated by law or the rules of any stock exchange, in which case Purchaser shall be advised and Seller shall use diligent efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and, if any, Securities and Exchange Commission disclosure obligations.

12.2	Assignment and Sublicensing

Seller shall not assign or sublicense any of its rights or duties under this Agreement without Purchaser’s prior written consent of Purchaser, which Purchaser may withhold in its sole discretion. Any attempt to assign or sublicense in breach of this provision shall be deemed null and void.

12.3	Notice

Any notice or payment required or permitted to be given will be given in writing and may be delivered personally, by reputable express courier, sent by registered or certified mail, postage and fees prepaid with return receipt requested, or by confirmed facsimile, provided a hardcopy is delivered within three (3) business days by one of the foregoing methods. Such notice shall be effective upon receipt if addressed to the address specified in the head of this Agreement, or to such other addresses as one party designates in a notice; provided that a copy of every notice sent to Purchaser shall also be sent to the Legal Counsel:

Andreas Kusche,

c/o Lenox Logistik und service GmbH

Fanny Zobel Strasse 5

12435 Berlin

FAX: +49-30-319 87 06-498

EMAIL: aku@dubli.com

12.4	Severability

In the event that any provision in this Agreement is subject to an interpretation under which it would be void or unenforceable, such provision will be construed so as to constitute it a valid and enforceable provision to the fullest extent possible, and in the event that it cannot be so construed, it will, to that extent, be deemed deleted and separable from the other provisions of this Agreement, which will remain in full force and effect and will be construed to effectuate their purposes to the maximum legal extent.

12.5	Independent Contractors

Seller will be deemed to have the status of an independent contractor, and nothing in this Agreement will be deemed to place the parties in the relationship of employer-employee, principal-agent, partners or joint ventures. Unless otherwise indicated in this Agreement, each party will bear its own costs, expenses and liabilities arising under this Agreement. Seller will be responsible for paying its own payroll taxes, disability insurance payments, unemployment taxes and other similar taxes or charges.

12.6	Disputes

THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF DELAWARE. THE VENUE FOR ANY JUDICIAL PROCEEDING BETWEEN SELLER AND PURCHASER WILL EXCLUSIVELY BE IN NEW CASTLE COUNTY, DELAWARE, U.S.A. SELLER AND PURCHASER HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN CONNECTION WITH ANY SUCH ACTION(S). SELLER AND PURCHASER HEREBY AGREE TO ACCEPT SERVICE OF PROCESS PURSUANT TO THE NOTICE PROVISIONS HEREUNDER AND WAIVES ANY AND ALL OBJECTIONS TO VENUE, JURISDICTION OR METHOD OF SERVICE OF PROCESS. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY FOR LITIGATION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.7	Limitation of Liability

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY OF ITS INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION, OR THE BREACH OF ANY OF ITS PROVISIONS, WHETHER FOR BREACH OF WARRANTY OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT SOFTWARE LIABILITY), AND IRRESPECTIVE OF WHETHER THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE OR ANY REMEDY SPECIFIED IN THIS AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE. IN ADDITION, THE TOTAL LIABILITY OF PURCHASER ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO THE SUM OF THE DELIVERABLE PAYMENTS SET FORTH IN THIS AGREEMENT. THE FOREGOING SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF EITHER PARTY FOR THIRD PARTY CLAIMS.

12.8	Headings and Presumptions

The headings of the sections of this Agreement are provided for convenience only and will not be used to limit the contents of this Agreement. As this Agreement is a negotiated agreement, there will be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it.

12.9	Waiver

The failure of either party at any time to enforce any right or remedy available to it under this Agreement or otherwise with respect to any breach or failure by the other party shall not be construed to be a waiver of that right or remedy with respect to any other breach or failure by the other party.

12.10	Counterparts

This Agreement may be executed in counterparts, each of which will be deemed an original Agreement for all purposes and which collectively will constitute one and the same Agreement.

12.11	Remedies and Relief

Unless expressly set forth to the contrary, either party’s election of any remedies provided for in this Agreement will not be exclusive of any other remedies available hereunder or otherwise at law or in equity, and all such remedies will be deemed to be cumulative. Seller agrees that, notwithstanding anything to the contrary contained in this Agreement and notwithstanding any right Seller may have under applicable law, Seller’s sole remedy hereunder for a breach of this Agreement by Purchaser shall be a claim for money damages, and hereby waives any and all right to equitable relief, including, but not limited to, injunctive relief, and further agrees that Seller will not have the right to terminate this Agreement (or attempt to do so) in the event of a good-faith dispute regarding Royalties payable by Purchaser.

12.12	Entire Agreement

The provisions of this Agreement including all schedules and statements of work and orders issued under this Agreement supersede all prior and current oral and written communications, agreements, and understandings of the parties with respect to the subject matter of this Agreement and shall constitute the entire agreement between the parties. The Agreement shall not be modified or rescinded, except by a writing signed by both parties. Provisions on the reverse side of Assignee’s orders and all provisions on Assignor’s forms shall be deemed deleted. Estimates or forecasts furnished by Assignee shall not constitute commitments.

On behalf of Lenox:	On behalf of Seller:
Printed Name: Kent Lee Holmstoel	Printed Name: Tom Ashlock
Title: Director	Title: President
Place, Date: Miami FL 10-29-09	Place, Date: Miami FL 10-29-09

Signature: /s/ Kent Lee Holmstoel	Signature: /s/ Tom Ashlock

Exhibit A

CONNECT AND CINCH DESCRIPTIVE

My Shopping Community’s (d.b.a. Lariat) Connect and CINCH software together comprise a software solution target to sales and marketing individuals which provide a system of marketing and communication tools to enable interactive customer relationship management (CRM). Together, Connect and CINCH are marketed as a Software As a Service or “SAS” package.

Connect includes front-end customer-facing, and back-end management systems. The Connect front-end, customer-facing system is a role-based, online suite of applications accessed via any web browser and an Internet connection. Connect is written in Microsoft .Net framework with some C#, Adobe FLEX and FLASH components and runs on a Microsoft server platform with Microsoft SQL server database and Microsoft IIS web server. All of the Connect system web pages are fully SSL encrypted for security throughout. Connect is comprised of the following modules: customer and downline organizational contact information importing and management, video communications tool and viewer tracking data, webinar hosting to deliver live online presentations to multiple attendees simultaneously with automatic attendance tracking and follow-up tools, individual and group recipient email marketing tool, statistical dashboard, instant communications via a near-real-time messaging to CINCH users in a salesperson’s contact list, shopping cart system, phone center and notes, historical customer activity data, customized tools specific to individual client needs (i.e. the ability to “share credits” with large lists of contacts for DubLi.com), email and mobile phone notification system, customizable distributor and customer web site landing and registration pages, links to client specific web sites and customized client content including videos, email templates, HTML marketing messages, phone center scripts , CINCH messages, tutorial videos, written training documents, a quick-answers self-help list and webinar presentations.

The Connect system back-end includes a marketing content campaign management system called the “CMT” which manages the timing, delivery and recipient lists for all marketing communications to Connect users, a client or ‘user’ account management system called the “Admin” tool, and a website content management system called the “DevAdmin” tool.

CINCH software is a client-side desktop application delivery tool providing single-click, role-based access to Connect applications, an instant messaging delivery and response “applet”, system notifications, marketing messages, support resources and shortcuts to custom client web sites. CINCH is written in Adobe AIR and provides a flexible platform for delivery of multimedia (text, HTML, video/audio) content and modular application “applets” to provide functionality for the user.

The Connect and CINCH Development environment includes development, preview, staging and production server systems which are used in the various phases of development, testing and production delivery of services.

Exhibit B Page 1 of 4

AGREEMENT REGARDING TRANSFER OF RIGHTS AND
MEMORANDUM OF ASSIGNMENT OF ITS EXECUTION

between

Lenox Resources LLC, a Delaware private company with its principal place of business at
Trolley Square, Suite 20c, Wilmington, DE 19806.

(hereinafter referred to as „ LENOX “)

and

MSC, Inc. doing business as Lariat with its principal place of business at 4500 NW 118th Circle,
Vancouver, WA 00000

(hereinafter referred to as „CONTRACTOR”),

(each party hereinafter also referred to as a “Party”,

both parties hereinafter also referred to as the “Parties”)

For good and valuable consideration, the receipt of which is hereby acknowledged, CONTRACTOR hereby transfers and assigns LENOX, all right, title, and interest in and to the materials (including all past and future versions thereof) relating to the Purchase Object as defined in the Purchase Agreement dated 29th October 2009 and all copyright rights therein (including, but not limited to, any and all “moral rights” therein, which are also hereby waived) and agree to the following. The part of the Purchase Object as defined in Exhibit 1 to the Purchase Agreement which was created by Contractor is herein referred to as „Contractors Contribution”.

A: Scope of Intellectual Property

The following applies to all copyrights, inventions, rights of personality and other intellectual property rights pertaining thereto and rights to use such intellectual property rights in all work results resulting from or based on the works and services of the Contractor in connection herewith, including the software and documentation, ideas, designs, scripts, other material, reports, drawings or other items, collection of data, their respective parts, source code, object code, the raw data, drafts and preliminary stages and know-how, (collectively hereinafter referred to as the “Work Product”), which shall from the time of the date of the Purchase Agreement (or any later acquisition by Contractor, as the case may be) be owned exclusively by and are herewith assigned to LENOX, who accepts this assignment. Work Product refers also to the Purchase Object (software) as described in the Purchase Agreement.

B: This section applies with effect to all territories of all legislation, especially (USA, UK and Ireland) accepting the assignment of copyright itself or the work made for hire as defined herein:

1.

Work for Hire. If not contrary to the applicable law, the Work Product shall be considered a “work made for hire,” as that term is defined under the US Copyright Act, and Contractor, solely for purposes of the Copyright Act, shall be considered an employee for hire of the LENOX, and all rights therein, including the copyright thereto, shall be the sole and exclusive property of LENOX, as the owner thereof, and the copyright thereto may be registered by LENOX in its own name and freely assign it to third parties. In the event that any part of the Contractor’s Contribution shall be determined not to be a work made for hire, such Contractor’s Contribution shall become the property of LENOX, and Contractor hereby absolutely, irrevocably and unconditionally, in perpetuity and throughout the world, sells and

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agrees to sell, assigns and agrees to assign and transfers and agrees to transfer, exclusively to LENOX the full legal title and all right, title, all intellectual property rights contained free from any claims of CONTRACTOR and interest, including copyright, to Contractor’s Contribution as and when created. Upon creation of each element of the Works, all exploitation and other rights in such element shall automatically and immediately be assigned to LENOX. At any time and upon LENOX’s request, CONTRACTOR shall execute an assignment of copyright in a form reasonably acceptable to LENOX evidencing the foregoing transfer, and/or CONTRACTOR hereby Contractorizes and appoints LENOX as CONTRACTOR’s attorney-in-fact, coupled with an interest, to prepare and sign all documents on CONTRACTOR’s behalf which may be required to obtain full copyright, trademark or other legal benefits, including, but not limited to, registrations, extensions and renewals. CONTRACTOR shall not at any time dispute, contest, or impair, directly or indirectly, LENOX’s or LENOX’s Licensors interests or rights or LENOX’s licensor intellectual property rights therein.

2.

CONTRACTOR further acknowledges and agrees that any proceeds of CONTRACTOR’s Services herein have been specially ordered or commissioned for use as part of an audio visual work and a supplementary work and shall be considered work made for hire as defined under U.S. Copyright law and LENOX shall be the sole and exclusive owner thereof and of any and all copyrights and extensions or renewals thereof, trademarks and other intellectual property rights therein.

3.	The assignment of copyright on the works and work made for hire provisions of this agreement shall be governed by the copyright laws of the United States.

4.	The grant of rights herein shall be for a time period equivalent to the duration of applicable copyright law existing or promulgated in the future.

C: To the extent other applicable law (e.g. in Germany, Austria, Swiss, Italy, France) does not permit the above (Section A) CONTRACTOR grants LENOX an exclusive, fully transferable and sublicenseable, irrevocable and worldwide right and license to exploit, directly and indirectly, its Contribution and the Work Product. This means:

(1)

LENOX shall have the irrevocable and exclusive right to exploit the Work Product to the widest extent possible, in all media and types of use which are currently known, and in currently unknown, future media and types of use, with no restrictions as to time, territory and content, in each case with the right to assign these rights to third parties and grant exclusive or non-exclusive sublicenses. This grant of rights shall include, without limitation, the right to publish, reproduce, distribute, perform, make publicly available upon demand, broadcast, retransmit, amend and otherwise change, translate, and exploit in the original or adapted/transformed/translated version, and shall in particular include the following rights:

a.

The right to reproduce and store on all data carriers, irrespective of the technical format, including optical (CD, DVD, Blu-ray Disc etc), electronic (Flash Card, USB stick and magnetic or other storage media;

b.	the rights to publish, distribute and exhibit in all tangible and intangible media;
c.	the right to make publicly available (upon individual demand), irrespective of the technology used, including all forms of streaming, Internet and Video on Demand;
d.	the broadcasting right (including without limitation Pay TV, Pay Per View, Free TV, closed circuit TV, Internet TV, Web TV, IPTV, mobile TV, Near Video on Demand) and the cable retransmission rights;
e.	the cinematographic rights;

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f.	the audio-visual rights, irrespective of the technical format (including without limitation Video, DVD, CD, HD-DVD, Blu-ray Disc, USB stick, video cassettes, cartridges, hard discs etc.);
g.	the mobile rights (including without limitation for use in connection with mobile phones, PDAs, Blackberries, mobile receivers, handhelds and other mobile devices);
h.

the right to make changes (the “adaption right”), to combine the Work Product and any parts thereof with other modules and productions, to shorten, divide, rearrange, change, add to, and insert additional video- and/or sound- and/or other elements, change, remove or insert additional voices, in each case, also for the purposes of advertising the Platform, the Work Product or other products or services, and to exploit such adapted or changed versions to the same extent as specified herein;

i.	all rights with regard to software as stated in section 69c et. Seq. of the German Copyright Act
j.	the right to synchronise, dub and create voice-overs in all languages;
k.

the right to produce films, including the right to produce remakes and use the story, script or any other parts of the Work Product, including for the purpose of new versions, spin-offs, prequels, sequels, etc.;

l.	the merchandising right;
m.	the interactive right;
n.	the right to advertise and promote;
o.	the ancillary printing right;
p.	the sound carrier right;
q.	the stage and radio play right;
r.	the right to archive;
s.	the database right;
t.	the right of the film producer;
u.

the statutory entitlements to remuneration (especially, without limitation, with regard to § 54 et seq., § 47 (2), § 46 (4), § 27, § 20 b of the German Copyright Act and corresponding claims in other jurisdictions);

v.	the right to exploit the Work Product in all currently unknown, future media and types of use.

(2)

The Contractor shall inform LENOX in writing in regard to all industrial property rights, including trade mark, patent and design rights that arise within the scope of this Agreement and advise LENOX of the possibility or need to register the respective right. LENOX shall have the exclusive right, but not the obligation, to register, assign, license and exploit these rights without limitations as to time, territory and content. The Contractor will perform such acts, issue such declarations and provide such information and otherwise support LENOX as may be necessary or useful in order to secure LENOX’s ownership in the respective rights. Without LENOX’s consent, the Contractor will not register such rights or support third parties in registering those rights, and undertakes not to challenge said rights or support third parties in challenging said rights.

(3)

The Contractor shall, in its agreements with employees, free lancers and third parties, ascertain the acquisition and assignment of rights agreed herein. Upon LENOX’s request, the Contractor shall deliver appropriate documentation evidencing the acquisition and ownership of rights (including without limitation, contracts with free lancers and standard employment contracts). The Contractor shall ascertain that the software developers and any other authors contributing to the Work Product waive their rights to be named as authors of the Work Product.

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(4)	LENOX is not obliged to exploit the intellectual property rights granted under this agreement.

(5)

For the avoidance of doubt, all intellectual property rights in core concepts and any other material provided by LENOX and derivative works based on such material, shall at all times remain the exclusive property of LENOX (the “LENOX Intellectual Property Rights”), and Contractor shall only be entitled to use the LENOX Intellectual Property Rights to the extent necessary to fulfil its obligations hereunder.

(6)

All of the above standing in this section shall also apply mutatis mutandis if CONTRACTOR and an employee of LENOX or any other person appointed by of LENOX or Contractor is a joint Author of the works in part or in whole.

(7)

CONTRACTOR represents and warrants that it shall not register any copyright, trademark, domain name and/or any other rights pertaining to the Works in its own name or in the name of any other person or entity.

D: General Provisions

(1)

This agreement and the Annexes contain the whole agreement as between the Parties with regard to its subject matter. Amendments or additions must be made in writing to be effective. This shall also apply to amendments of this written form requirement. Annexes which are amended by the Parties shall be attached to this Agreement for easy reference.

(2)

This Agreement shall be construed in accordance with and governed by the laws of Germany except for the UN Convention on Contracts for the International Sale of Goods and except of the parts of the agreement that where chosen to be executed under a different law as set out within this Agreement above. The Parties agree that all disputes or claims arising out or in connection with this Agreement shall be subject to the jurisdiction of the District Court Berlin. Place of Performance shall be the seat of LENOX.

(3)

Should any provision of this Agreement be or become invalid or unenforceable, this shall not affect the validity of other terms of this Agreement. Such invalid or unenforceable provision shall be replaced by a provision which comes as closely as possible to what the Parties intended commercially. The same shall apply accordingly to any gaps in the Agreement.

On behalf of Lenox:	On behalf of Contractor:
Printed Name: Kent Lee Holmstoel	Printed Name: Tom Ashlock
Title: Director	Title: President
Place, Date:	Place, Date: Miami FL 10-29-09

Signature: /s/ Kent Lee Holmstoel	Signature: /s/ Tom Ashlock

Contractor herewith certifies that every condition to the transfer of rights set out in the Agreement is satisfied and the transfer of rights is fully executed.

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